Exhibit 3.2

CERTIFICATE OF DESIGNATION OF

SERIES A PREFERRED STOCK

(Par Value $0.001)

OF

IKANOS COMMUNICATIONS, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Ikanos Communications, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) in accordance with the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and the Amended and Restated Bylaws of the Corporation (the “Bylaws”), the Board on April 21, 2009 adopted the following resolution creating a series of one (1) share of Preferred Stock, par value $0.001 per share, of the Corporation designated as Series A Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board by Article IV of the Certificate of Incorporation and out of the Preferred Stock, par value $0.001 per share, authorized therein, the Board hereby authorizes, designates and creates a series of Preferred Stock, and states that the designation and amount thereon and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof be, and hereby are, as follows:

Section 1. Number of Shares and Designation.

The designation of the series of Preferred Stock created by this resolution shall be “Series A Preferred Stock” (the “Series”), and the number of shares constituting this Series shall be one (1) (the “Series A Share”). The Series A Share shall have a liquidation preference of $1.00 (the “Liquidation Preference”), as described herein. The number of authorized shares of this Series shall not be increased or reduced without the affirmative vote, given in person or by proxy, of the Series, voting as a separate class to the exclusion of all other series or classes of the Corporation’s capital stock of other Equity Securities.

Section 2. Dividends.

No dividends shall be payable in respect of the Series A Share.

Section 3. Redemption and Conversion.

(1) Redemption

a. The Series A Share shall not be redeemable by the Corporation; except that, the Series A Share may be redeemed, at the option of the Corporation, out of funds legally available therefore, for an amount equal to the Liquidation Preference if, at any time, (1) the Investor collectively does not own, in aggregate, at least the Minimum Percentage or (2) any time following a Change of Control, other than a Change of Control in which the TWVC Funds or any of their respective Affiliates is a party (each of (1) and (2), a “Redemption Event”).

b. Notice of redemption of the Series A Preferred Stock shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the holder of the Series A Share at its address as it shall appear on the records of the Corporation, (i) notifying the holder of the Series A Share of the redemption of the Series A Share and (ii) stating the place at which the certificate evidencing the Series A Share shall be surrendered. The Corporation shall act as the transfer agent for the Series.

c. From and after the notice of redemption having been duly given, and the redemption price having been paid or irrevocably set aide for payment, the Series A Share shall no longer be, or be deemed to be, outstanding for any purpose, and all rights preference and powers (including voting rights and powers) of the Series A Share shall automatically cease and terminate, except the right of the holder of the Series A Share, upon surrender of the certificate for the Series A Share, to receive the redemption price.

(2) Conversion. If for any reason the Corporation is unable to redeem the Series A Share following a Redemption Event, then following written notice by the Corporation, the Series A Share shall automatically be converted into one (1) share of Common Stock. From and after the notice of conversion having been duly given, the Series A Share shall no longer be, or deemed to be, outstanding for any purpose and all rights preference and powers (including voting rights and powers) of the Series A Share shall automatically cease and terminate, except the right of the holder of the Series A Share, upon surrender of the certificate for the Series A Share, to receive a stock certificate representing one (1) share of Common Stock.

Section 4. Voting Rights of the Series A Share.

The Series A Share shall have the following voting rights and powers:

(1) Board Size. So long as the Investor Beneficially Owns, in the aggregate, at least thirty five percent (35%) of the outstanding Common Stock (Investor’s Beneficial Ownership shall include all Common Stock held by the Investor and all shares underlying the Warrants) (the “Threshold Ownership Period”), the authorized number of directors comprising the Board shall be seven (7). Thereafter, the authorized number of directors shall be determined as set forth in the Corporation’s Bylaws.

(2) Board Representation.

a. The Series A Share, voting as a separate class at each meeting at which election of directors will occur or election of directors by written consent shall have the following rights in connection with respect to election of members to the Board:

(i) During the Threshold Ownership Period, the Series A Share shall have the right to nominate and elect three directors (the “Series A Directors”), consisting of one director to each of the three current classes of the Board; provided, that one of the individuals shall (y) qualify as an “independent director” under applicable Nasdaq listing rules, and (z) have relevant industry, financial or other relevant experience, as determined in good faith by the Investor; and

(ii) Following the Threshold Ownership Period, the Series A Share’s proportionate representation on the Board shall be reduced on one or more occasions as applicable, such that the number of directors that the Series A Share shall have the right to nominate and elect to the Board shall equal the product of (x) the percentage of outstanding Common Stock Beneficially Owned by the Investor (Investor’s Beneficial Ownership shall include all Common Stock held by the Investor and all shares underlying the Warrants) at the time of determination and (y) the number of directors then authorized on the Board, such product rounded to the nearest whole number (for the avoidance of doubt, if the fraction remaining is below 0.50, such product will be rounded down to the nearest whole number, if the fraction remaining is 0.50 or above, such product will be rounded up to the nearest whole number); provided, that beginning with and following the time the Investor or other holder of the Series A Share Beneficially Owns (excluding the shares underlying the Warrants) no shares of Common Stock, such holder of the Series A Share shall not have the right to nominate and elect any directors to the Board.

b. The Non-Series A Directors shall be entitled to nominate the individuals for election to the remaining seats on the Board. If the Board is to vote to fill any vacancies on the Board resulting from the death, resignation, retirement, disqualification, removal or other cause of any of the director nominated by the Non-Series A Directors, then the Non-Series A Directors shall have the right to nominate candidates for consideration by the Board to fill such vacancies.

c. The Investor will notify the Corporation promptly, and in any event within five (5) Business Days, of any event that results in a reduction in the number of Common Stock (including the shares underlying the Warrants) that it Beneficially Owns if such reduction causes the Series A Share to be entitled to elect fewer directors than the Series A Share was entitled to elect prior to such reduction, which notice will set forth the number of Common Stock (including the shares underlying the Warrants, but excluding, for avoidance of doubt, any other warrants, options or similar rights held by any other Persons) Beneficially Owned by the Investor immediately following the occurrence of such reduction. In the event that the number of directors that the holder of the Series A Share is entitled to nominate and elect to the Board is reduced pursuant to Section 4.2(a)(ii), the holder of the Series A Share shall promptly cause one or more of the Series A Directors to immediately resign, such that the number of remaining Series A Directors serving on the Board shall equal the number of directors the holder of the Series A Share is then entitled to elect to the Board. If any such director is unwilling to resign, the holder of the Series A Share will take all such actions as are necessary to cause the removal of the director.

(3) Approval Rights. The affirmative vote of the holder of the Series A Share, voting separately as a class, given in person or by proxy, shall be necessary for authorizing, approving, effecting or validating:

a. the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or Bylaws or any document amendatory or supplemental thereto (including this Certificate of Designation), whether by merger, consolidation or otherwise, that would adversely affect or cause to be terminated (whether by the exchange or conversion of the Series A Share for either cash or a share or shares, or other securities or interests, in another corporation, or other Person, having the same or different rights than the Series A Share) the powers, designations, preferences and other rights of the Series, other than a merger with a Person that is not an Affiliate of the Corporation or the Investor that results in a Change of Control; or

b. any amendment to the Bylaws that would increase the number of directors on the Board.

(4) Nomination of Series A Directors. If the Board is to vote to fill any vacancies on the Board resulting from the death, resignation, retirement, disqualification, removal or other cause of any of the Series A Directors, then the holder of the Series A Share shall have the sole right to nominate candidates for consideration by the Board to fill such vacancies so long as the holder of the Series A Share is entitled to nominate and elect such director pursuant to Section 4(2).

(5) Other than as specifically set forth in this Section 4, the Series A Share shall not be entitled to a separate vote on any matter.

Section 5. Special Voting Rights of the Series A Directors.

(1) In addition to the applicable requirements of Article IV of the Certificate of Incorporation, if any, the vote of a majority of the Series A Directors then in office shall be the sole vote required for the Board to fill any vacancies on the Board resulting from the death, resignation, retirement, disqualification, removal or other cause of any of the Series A Directors. Any director elected pursuant to this Section 5(1) to replace a Series A Director shall, respectively, be considered a Series A Director.

(2) In addition to the applicable requirements of Article IV of the Certificate of Incorporation, if any, the vote of a majority of the Non-Series A Directors then in office shall be required for the Board to fill any vacancies in the Board resulting from the death, resignation, retirement, disqualification, removal or other cause of any director who is a Non-Series A Director, or to nominate any candidate to be considered for any such vacancy, or otherwise for the Board to nominate any person for election as a Non-Series A Director at an annual or special meeting of stockholders. Any director elected pursuant to this Section 5(2) to replace Non-Series A Director shall be considered a Non-Series A Director for all purposes.

Section 6. Liquidation Rights.

(1) Upon the dissolution, liquidating or winding up of the Corporation, the Series A Share shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock of the Corporation or on any other class of stock ranking junior to the Preferred Stock upon liquidation, the amount of $1.00, and no more.

(2) Neither the sale of all or substantially all of the assets or capital stock of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 6.

(3) After the payment to the Series A Share or the full preferential amount provided for in this Section 6, the Series A Share shall have no right or claim to any of the remaining assets of the Corporation.

Section 7. Ranking.

Except as otherwise provided herein, for purposes of this resolution, any stock of any class or classes of the Corporation shall be deemed to rank prior to the Series A Share upon liquidation, dissolution or winding up.

Section 8. Retirement.

If the Series A Share is purchased or otherwise acquired by the Corporation in any manner whatsoever, then such share shall be retired and the certificate representing such share shall be promptly cancelled. Upon the retirement or cancellation of the Series A Share, such share shall not for any reason be reissued as shares of the Series.

Section 9. Amendment of this Certificate of Designation.

Any amendment of this Certificate of Designation to increase in any manner or amount the powers, designations, preferences or other rights of the Series shall require the approval of both the Series A Directors and a majority of the Non-Series A Directors who qualify as “independent directors” under applicable Nasdaq listing rules.

Section 10. Definitions.

Capitalized terms not otherwise defined in this Certificate of Designation shall have the following meanings:

“Affiliates” of any particular Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Beneficial Ownership” and “Beneficially Own” and similar terms have the meaning set forth in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended. For the avoidance of doubt, the Investor will be deemed to Beneficially Own all of the Common Stock issuable upon exercise of the Warrants held by the Investor at the time of determination.

“Board” shall have the meaning set forth in the Preamble.

“Bylaws” shall have the meaning set forth in the Preamble.

“Certificate of Incorporation” shall have the meaning set forth in the Preamble.

“Change of Control” means any of: (a) the purchase or other acquisition by any Person or Group, directly or indirectly, in one transaction or a series of related transactions, of Common Stock that, immediately following consummation of the transaction(s), when combined with any other Common Stock Beneficially Owned by such Person or Group, represent more than fifty percent (50%) of the Common Stock of the Company then outstanding; (b) the consummation of any tender offer or exchange offer by any Person or Group that results in such Person or Group Beneficially Owning, when combined with any other Common Stock Beneficially Owned by such Person or Group, more than fifty percent (50%) of the Common Stock of the Company outstanding immediately following the consummation of such tender or exchange offer; or (c) the consummation of a merger, consolidation, amalgamation, joint venture, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the voting equity interests in the surviving or resulting entity of such transaction.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share.

“Corporation” shall have the meaning set forth in the Preamble.

“Equity Securities” means (a) any capital stock of the Corporation (including, without limitation, Common Stock), (b) any warrants, options, or other rights to subscribe for or to acquire, directly or indirectly, capital stock of the Corporation, whether or not then exercisable or convertible, (c) any stock, notes, or other securities which are convertible into or exchangeable for, directly or indirectly, capital stock of the Corporation, whether or not then convertible or exchangeable, (d) any capital stock of the Corporation issued or issuable upon the exercise, conversion, or exchange of any of the securities referred to in clauses (a) through (c) above, and (e) any securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (a) through (d) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation, or other reorganization.

“Group” shall have the meaning assigned to it in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Investor” means, collectively, Tallwood III Partners, L.P., a Delaware limited partnership, and its Affiliates, including, without limitation, Tallwood III, L.P., a Delaware limited partnership, Tallwood III Associates, L.P., a Delaware limited partnership, and Tallwood III Annex, L.P., a Delaware limited partnership.

“Liquidation Preference” shall have the meaning set forth in Section 1.

“Minimum Percentage” means of the percentage of the outstanding voting power of the Common Stock (taking into account for this purpose any shares of the Common Stock issuable upon the exercise of any warrants or other options or rights held by the Investor, but excluding, for avoidance of doubt, any other warrants, options or similar rights held by any other Persons) required to be held by the Investor pursuant to Section 4(2)(a)(ii) to nominate and elect at least one director to the Board.

“Non-Series A Directors” means the directors of the Board who are not the Series A Directors.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

“Preferred Stock” means the Corporation’s preferred stock, par value $0.001 per share.

“Series” shall have the meaning set forth in Section 1.

“Series A Directors” shall have the meaning set forth in Section 4(2).

“Series A Share” shall have the meaning set forth in Section 1.

“Threshold Ownership Period” shall have the meaning set forth in Section 4(1).

“Warrants” means, collectively, the Warrant to Purchase Common Stock of the Corporation regarding the purchase of 3,274,291 shares of Common Stock issued to Tallwood III, L.P., the Warrant to Purchase Common Stock of the Corporation regarding the purchase of 414,626 shares of Common Stock issued to Tallwood III Partners, L.P., the Warrant to Purchase Common Stock of the Corporation regarding the purchase of 25,369 shares of Common Stock issued to Tallwood III Associates, L.P., and the Warrant to Purchase Common Stock of the Corporation regarding the purchase of 4,085,714 shares of Common Stock issued to Tallwood III Annex, L.P. contemporaneously with the issuance of the Series A Share.

Section 11. Descriptive Headings and Governing Law.

The descriptive headings of the several Sections and paragraphs of this Certificate of Designation are inserted for convenience only and do not constitute a part of this Certificate of Designation. The General Corporation Law of the State of Delaware shall govern all issues concerning this Certificate of Designation.

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IN WITNESS WHEREOF, Corporation has caused this Certificate of Designation to be signed and duly authorized as of the date first above Written.

IKANOS COMMUNICATIONS, INC.

By:	/s/ Michael Gulett
Name:	Michael Gulett
Title:	President and Chief Executive Officer

Signature Page to the Certificate of Designation of the Series A Preferred Stock of

Ikanos Communications, Inc.